As filed with the Securities and Exchange Commission on October 15, 2015

Registration No. 333-205278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Multi Packaging Solutions International Limited

(Exact name of registrant as specified in its charter)

Bermuda	2759	98-1249740
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

(441) 295-5950

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

William H. Hogan

Executive Vice President and Chief Financial Officer

Multi Packaging Solutions International Limited

150 E 52nd St, 28th Floor

New York, New York 10022

(646) 885-0005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 (202) 637-2200	Marko Zatylny Ropes & Gray LLP 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Multi Packaging Solutions International Limited is filing this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-205278) solely to file Exhibit 1.1. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. No changes are being made to the preliminary prospectus or Items 13, 14, 15 or 17 of Part II to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$38,463
FINRA Filing Fee	55,485
Printing and Engraving Expense	700,000
Legal Fees	3,200,000
Accounting Fees	1,900,000
Blue Sky Fees	—
NYSE Listing Fees	125,000
Transfer Agent Fee	6,000
Miscellaneous	176,602

Total	$6,200,000

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the registrant, members of the registrant’s Board of Directors, officers and persons who control the registrant within the meaning of the Securities Act, against certain liabilities. See “Item 17. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

Schedule I

Parent Company only Financial Statements required to be filed under this item are set forth in Item 8 of this registration statement and is incorporated in this Item 16(b) by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on October 15, 2015.

Multi Packaging Solutions International Limited

By:	/s/ Marc Shore
Marc Shore Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marc Shore Marc Shore	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 15, 2015

/s/ William H. Hogan William H. Hogan	Executive Vice President, Chief Financial Officer and Authorized Representative in the United States (Principal Financial Officer and Principal Accounting Officer)	October 15, 2015

* Eric Kump	Director	October 15, 2015

* Thomas S. Souleles	Director	October 15, 2015

*By:	/s/ William H. Hogan
	Name:	William H. Hogan
	Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1	Form of Underwriting Agreement

3.1**	Form of Memorandum of Association of Multi Packaging Solutions International Limited

3.2**	Form of Amended and Restated Bye-laws of Multi Packaging Solutions International Limited

4.1**	Indenture governing the 8.500% Senior Notes due 2021, dated August 15, 2013 (the “Indenture”), among Multi Packaging Solutions, Inc. (successor by merger to Mustang Merger Corp.) as Issuer, and Wells Fargo Bank, National Association, as Trustee

4.2**	Form of 8.500% Senior Note due 2021 (included in Exhibit 4.1)

4.3**	Second Supplemental Indenture to the Indenture, dated as of December 12, 2013, by and among Multi Packaging Solutions, Inc. (successor by merger to Mustang Merger Corp.), the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee

4.4**	Specimen Common Share Certificate

5.1**	Opinion of Conyers Dill & Pearman Pte. Ltd.

10.1**	Second Amendment and Waiver to the Credit Agreement and First Amendment to the Security Agreement, dated as of December 24, 2013, by and among Chesapeake/MPS Merger Limited (f/k/a Chesapeake Services Limited, f/k/a Chase BidCo Limited), Chesapeake US Holdings Inc. (f/k/a Chase US Holdco Inc.), Chesapeake Finance 2 Limited (f/k/a Chase MidCo 2 Limited), each Lender party thereto, Barclays Bank PLC as Administrative Agent, Collateral Agent, initial Dollar Tranche A Lender and initial Dollar Tranche B Lender, and the Lenders under the Dollar Revolving Credit Facility party thereto

10.2**	Second Amended and Restated Employment Agreement between Marc Shore, Multi Packaging Solutions, Inc. and Chesapeake Finance 2 Limited, dated February 14, 2014

10.3**	Employment Agreement between Rick Smith and Chesapeake Limited, dated September 30, 2014

10.4**	Letter Agreement between Rick Smith and Multi Packaging Solutions UK Limited, executed December 11, 2014

10.5**	Letter Agreement between Rick Smith and Multi Packaging Solutions UK Limited, dated November 25, 2014

10.6**	2014/2015 Manager Incentive Plan

10.7**	2015 Incentive Award Plan

10.8**	Separation Agreement between Mike Cheetham, Multi Packaging Solutions UK Limited, Chesapeake Holdings Limited and CEP III Chase S.à r.l., dated October 8, 2014

10.9**	Written Statement of Terms and Conditions of Employment between Rick Smith and Chesapeake, effective February 1, 2010

10.10**	Employment Contract Amendment Letter between Rick Smith and the Paperboard Group, executed September 30, 2013

10.11**	Form of Stock Option Agreement under the 2015 Incentive Award Plan

10.12**	Form of Restricted Stock Agreement under the 2015 Incentive Award Plan

10.13**	Form of Restricted Stock Unit Agreement under the 2015 Incentive Award Plan

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.14**	Form of Indemnification Agreement

10.15**	Form of Shareholders’ Agreement

21.1**	List of Subsidiaries of Multi Packaging Solutions International Limited

23.1**	Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young LLP

23.3**	Consent of Deloitte LLP

23.4**	Consent of PricewaterhouseCoopers LLP

23.5**	Consent of PricewaterhouseCoopers LLP

23.6**	Consent of Director Nominee (Zeina Bain)

23.7**	Consent of Director Nominee (Richard H. Copans)

23.8**	Consent of Director Nominee (George Bayly)

23.9**	Consent of Director Nominee (Gary McGann)

24.1**	Powers of Attorney (included in the signature pages to this registration statement)

**	Previously filed.